Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Michael T. Prior
Thursday, February 21, 2013		Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

Atlantic Tele-Network, Inc. Reports

Fourth Quarter and Full Year 2012 Results

Fourth Quarter 2012 Financial Highlights:

•                  Total revenues were $184.4 million

•                  Adjusted EBITDA increased 15% from the fourth quarter of 2011 to $47.0 million

•                  Operating income, inclusive of gain on asset sale of $11.6 million, more than doubled to $28.6 million

•                  Net income attributable to ATN’s stockholders was $13.1 million, or $0.84 per diluted share, compared to $4.1 million, or $0.27 per share in the prior year

•                  Cash and cash equivalents totaled approximately $136.6 million

Full Year 2012 Financial Highlights:

•                  Total revenues were $741.4 million

•                  Adjusted EBITDA increased 23% to $197.6 million

•                  Operating income increased 80% to $99.5 million

•                  Net income attributable to ATN’s stockholders was $48.9 million, or $3.13 per diluted share compared to $1.41 last year

•                  Net cash provided by operating activities was $187.5 million, up 41% year-over-year

•                  Cash dividends paid amounted to $18.5 million

Beverly, MA (February 21, 2013) — Atlantic Tele-Network, Inc. (NASDAQ: ATNI), today reported results for the fourth quarter and year ended December 31, 2012.

Fourth Quarter/Full Year 2012 Financial Results

“The fourth quarter was very much in line with the year, both of which were marked by increasing profitability and operating cash flow with a decline in U.S. retail wireless revenues offsetting solid growth in international wireless revenues,” said Michael Prior, Chief Executive Officer.  “Increased operating profitability in both the quarter and full year 2012 was driven primarily by the elimination of duplicate expenses and other cost reduction initiatives in our U.S. wireless business.  Both revenue and profitability for the year were also positively impacted by improvements in several of our international wireless properties, particularly Bermuda and the U.S. Virgin Islands.

“Our wireless subscriber metrics in the fourth quarter had mixed results.  On the positive side, our international wireless subscriber base continued to increase and we repeated the pattern of recent quarters with solid prepaid subscriber growth domestically.  On the negative side, we continue to struggle with the operating challenges from the dispersed, rural geography of our U.S. postpaid customer base, which we discussed recently in announcing our agreement to sell our main U.S. retail wireless business.  Within that context, our team has done an excellent job of maintaining domestic ARPU and focusing on delivering high quality service to our customers.

“In the fourth quarter, U.S. wholesale revenues remained consistent with the prior year.  Throughout the year, our roaming partners continued to overbuild, which was largely offset by growth in data volume per site.  Wireline revenue was flat for the quarter and the year.  However, that masks a more complex story as rapidly rising data and wholesale capacity revenue and U.S. enterprise sales volume are offsetting declines in traditional voice revenue and severe pricing pressure in the U.S. enterprise segment,” Mr. Prior added.

Total revenues for the fourth quarter were $184.4 million, 1% above the $182.9 million reported for 2011.   The year-over-year increase resulted from higher international wireless revenues and equipment sales, which were largely offset by lower U.S. retail wireless service revenues.

Adjusted EBITDA(1) for the 2012 fourth quarter was $47.0 million, 15% above the $40.7 million reported in 2011, led by our U.S. Wireless and Island Wireless segments, where adjusted EBITDA increased by $5.4 million and $2.6 million, respectively.  Operating income for the fourth quarter of 2012 was $28.6 million, a 161% increase over the $10.9 million reported in last year’s fourth quarter.  Operating income in the 2012 fourth quarter included an $11.6 million gain on the sale of spectrum and related assets used in the Company’s U.S. wholesale wireless business.  Net income attributable to ATN’s stockholders was $13.1 million, or $0.84 per diluted share, more than triple the $4.1 million, or $0.27 per diluted share, reported in last year’s fourth quarter.

Total revenues for the full year 2012 were $741.4 million compared to $759.2 million for 2011, a decline of 2%.  Adjusted EBITDA was $197.6 million, up 23% year-over-year; operating income increased 80% to $99.5 million; and net income attributable to ATN’s stockholders was $48.9 million, or $3.13 per diluted share, more than double the $21.8 million, or $1.41 per diluted share, reported for 2011.

Commenting on full year results, Mr. Prior said, “Amidst a challenging operating environment, we continued to build the value of our assets in 2012, reporting record operating cash flow of $187.5 million and further strengthening our balance sheet.  This performance supports our strategy of investing for the long term with a keen focus on delivering steady cash returns on our investments.”

Recent Corporate Developments

•                  On January 22, 2013, the Company announced a definitive agreement to sell its U.S. retail wireless business operating under the Alltel name to AT&T.  Under the terms of the agreement, AT&T will purchase the operations in an all-cash transaction valued at approximately $780 million.  The acquisition, which is currently expected to be completed in the second half of 2013, is subject to customary closing conditions, including completion of the required reviews and approvals by the Department of Justice and Federal Communications Commission.  This business is reported as part of the U.S. Wireless segment, and for the fourth quarter of 2012 it generated revenues, operating income and adjusted EBITDA of approximately $114.7 million, $7.1 million and $21.9 million, respectively.  For the year, revenues, operating income and adjusted EBITDA were approximately $464.4 million, $41.4 million and $98.5 million, respectively.

•                  On December 7, 2012, the Company declared a quarterly dividend of $0.25 per share, payable on December 31, 2012, on all common shares outstanding to stockholders of record as of December 20, 2012.  The quarterly dividend was raised 8.7% to $0.25 per share on September 14, 2012, which represented the Company’s 14th consecutive annual dividend increase.

Fourth Quarter 2012 Operating Highlights

U.S. Wireless Service Revenues

U.S. wireless service revenues include voice and data service revenues from the Company’s prepaid and postpaid retail operations as well as its wholesale roaming operations. Total service revenues from the U.S. wireless businesses were $131.8 million compared to $134.4 million in the fourth quarter of 2011, a decrease of 2%.

(1)  See Table 5 for reconciliation of Net Income to Adjusted EBITDA.

U.S. retail wireless service revenues were $83.7 million, 3% below the $86.0 million reported in the 2011 fourth quarter.  This decrease was due to net postpaid subscriber attrition that the Company experienced throughout 2012. At the end of the 2012 fourth quarter, the Company had approximately 588,000 U.S. retail subscribers, an increase of 1% from the approximately 580,000 subscribers the Company had at the end of last year’s fourth quarter. Despite a higher percentage of contract expirations, this quarter marked the third consecutive quarter in which the Company experienced net subscriber additions in its U.S. retail wireless business, driven by growth in prepaid subscribers.  The 2013 first quarter will be another period of higher-than-average contract expirations, which is likely to result in further decreases in postpaid subscribers.  Of the total subscribers at December 31, 2012, approximately 425,000 were postpaid subscribers and approximately 163,000 were prepaid subscribers. Additional operating data on the Company’s U.S. retail wireless business can be found in Table 4 of this release.

U.S. wholesale wireless revenues were $48.1 million, a decrease of less than 1% from the $48.4 million reported in the fourth quarter of 2011. Consistent with industry trends, voice traffic continued to decline in comparison with the prior year, mainly offset by increased data usage. Roaming revenue, including data roaming revenue, for certain of the Company’s coverage areas is currently expected to decline over time as roaming partners increase their data network coverage and capacity in those areas.  Data revenues accounted for 52% of wholesale wireless revenues for the quarter, compared to 46% a year earlier. As previously disclosed, one of the Company’s roaming partners exercised a call option in July 2012 to repurchase spectrum and related cell sites in the midwestern U.S. for approximately $15.6 million. The transaction was completed late in the fourth quarter of 2012, resulting in a gain on disposition of long-lived assets of approximately $11.6 million. For the year ended December 31, 2012, the Company’s wholesale revenue from these network assets amounted to approximately $16.0 million.

International Wireless Revenues

International wireless revenues include retail and wholesale voice and data wireless revenues from international operations in Bermuda and the Caribbean. International wireless revenues were $21.3 million, an increase of 10% over the $19.4 million reported in the fourth quarter of 2011. At the end of 2012, the Company had approximately 333,000 international wireless subscribers of which 88% were prepaid subscribers.  This is an increase of approximately 3% from approximately 322,000 wireless subscribers at the end of 2011.  Each of the Company’s international subsidiaries experienced moderate year-over-year growth in wireless revenues in the fourth quarter of 2012.

Wireline Revenues

Wireline revenues are primarily generated by the Company’s wireline operations in Guyana, including international telephone calls into and out of that country, and by its integrated voice and data and wholesale transport operations in New England and New York State. Wireline revenues were $21.3 million, a 2% decline from the $21.7 million recorded in the fourth quarter of 2011, primarily resulting from lower wireline revenues in Guyana.

Reportable Operating Segments

The Company has four reportable segments: (i) U.S. Wireless; (ii) International Integrated Telephony, which operates in Guyana; (iii) Island Wireless, which generates its revenues and has its assets located in Bermuda and the Caribbean (including the U.S. Virgin Islands); and (iv) U.S. Wireline. Financial data on our reportable operating segments for the three months ended December 31, 2012 are as follows (in thousands):

	U.S. Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items (1)	Total

Total Revenue	$139,814	$23,334	$15,870	$5,366	$—	$184,384
Adjusted EBITDA	37,197	10,769	2,974	(101)	(3,801)	47,038
Operating Income (Loss)	30,383	6,230	(2,999)	(826)	(4,189)	28,599

(1) Reconciling items are comprised of corporate general and administrative costs and acquisition-related charges.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents at December 31, 2012 were $136.6 million. Long-term debt was $250.9 million.  Net cash provided by operating activities was $50.0 million for the fourth quarter and $187.5 million for full year 2012.  Capital expenditures were $26.9 million for the fourth quarter and $77.4 million for full year 2012, lower than expected because of a delay in certain capital projects. The Company expects full year 2013 capital expenditures in the range of $95 to $105 million, assuming the Alltel sale transaction proceeds as anticipated in 2013.

Conference Call Information

Atlantic Tele-Network will host a conference call on Friday, February 22, 2013 at 9:00 a.m. Eastern Time (ET) to discuss its 2012 fourth quarter and full year results. The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are US/Canada: (877) 734-4582 and International: (678) 905-9376, conference ID 98681966. A replay of the call will be available at ir.atni.com beginning at 1:00 p.m. (ET) on February 22, 2013.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (NASDAQ:ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean. Through our operating subsidiaries, we provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, local exchange services and broadband internet services and are the owner and operator of terrestrial and submarine fiber optic transport systems. For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations; our proposed sale of our Alltel operations and the expected timetable for the completion of such sale; the competitive environment in our key markets, demand for our services and industry trends; the outcome of regulatory matters; our continued access to the credit and capital markets; the pace of our network expansion and improvement, including our level of estimated future capital expenditures and our realization of the benefits of these investments; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1)  the general performance of our operations, including operating margins, wholesale revenues, and the future retention and turnover of our subscriber base; (2) our ability to receive requisite regulatory consents and approvals and satisfy other conditions needed to complete our proposed sale of our Alltel operations; (3) our ability to maintain favorable roaming arrangements; (4) increased competition; (5) economic, political and other risks facing our foreign operations; (6) the loss of certain FCC and other licenses, USF funds or other regulatory changes affecting our businesses; (7) rapid and significant technological changes in the telecommunications industry; (8) any loss of any key members of management; (9) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure and retail wireless business; (10) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (11) the occurrence of severe weather and natural catastrophes; (12) our continued access to capital and credit markets; and (13) our ability to realize the value that we believe exists in our businesses. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 15, 2012 and in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 10, 2012. The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release also contains non-GAAP financial measures. Specifically, ATN has presented Adjusted EBITDA and ARPU measures. Adjusted EBITDA is defined as net income attributable to ATN stockholders before interest, taxes, depreciation and amortization, acquisition related charges, impairment of intangible assets, gain on disposition of long-lived assets, other income or expense, net income attributable to non-controlling interests, and equity in earnings of unconsolidated affiliates. ARPU, or monthly average revenue per subscriber/unit, is computed by dividing total retail service revenues per period by the weighted average number of subscribers with service during that period, and then dividing that result by the number of months in the period.  The Company believes that the inclusion of these non-GAAP financial measures helps investors to gain a meaningful understanding of the Company’s core operating results and enhance comparing such performance with prior periods, without the distortion of the recent increased expenses associated with the Alltel transaction. ATN’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measures included in this news release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of the non-GAAP financial measures used in this news release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this press release.

Table 1

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	December 31,	December 31,
	2012	2011
Assets:
Cash and cash equivalents	$136,647	$48,735
Other current assets	126,104	135,165

Total current assets	262,751	183,900

Property, plant and equipment, net	450,547	483,203
Goodwill and other intangible assets, net	180,904	186,872
Other assets	23,273	19,756

Total assets	$917,475	$873,731

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$15,680	$25,068
Other current liabilities	143,525	120,710

Total current liabilities	159,205	145,778

Long-term debt, net of current portion	250,900	257,146
Other liabilities	113,130	118,277

Total liabilities	523,235	521,201

Total Atlantic Tele-Network, Inc.’s stockholders’ equity	334,146	294,266
Non-controlling interests	60,094	58,264

Total equity	394,240	352,530

Total liabilities and stockholders’ equity	$917,475	$873,731

Table 2

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011 (a)	2012	2011 (a)
Revenues:
U.S. wireless:
Retail	$83,703	$85,997	$337,784	$370,218
Wholesale	48,083	48,378	201,938	201,993
International wireless	21,301	19,355	81,619	72,230
Wireline	21,255	21,653	84,828	84,957
Equipment and other	10,042	7,560	35,197	29,798

Total revenue	184,384	182,943	741,366	759,196

Operating expenses:
Termination and access fees	37,572	49,527	155,797	204,604
Engineering and operations	22,912	21,269	88,756	85,236
Sales, marketing and customer service	30,075	34,071	121,381	135,944
Equipment expense	26,770	19,657	92,517	74,105
General and administrative	20,017	17,691	85,354	99,097
Acquisition-related charges	861	108	868	772
Depreciation and amortization	25,833	27,256	105,487	104,159
Impairment of intangible assets	3,350	2,425	3,350	2,425
Gain on disposition of long-lived assets	(11,605)	—	(11,605)	(2,397)

Total operating expenses	155,785	172,004	641,905	703,945

Operating income	28,599	10,939	99,461	55,251

Other income (expense):
Interest income (expense), net	(2,966)	(4,873)	(13,718)	(16,928)
Other income (expense)	2,478	266	2,346	1,114
Equity in earnings of unconsolidated affiliates	524	1,545	3,535	3,029

Other income (expense), net	36	(3,062)	(7,837)	(12,785)

Income before income taxes	28,635	7,877	91,624	42,466
Income taxes	14,184	4,494	38,457	20,569

Net income	14,451	3,383	53,167	21,897
Net loss (income) attributable to non-controlling interests, net of tax	(1,335)	763	(4,235)	(103)

Net income attributable to Atlantic Tele-Network, Inc. stockholders	$13,116	$4,146	$48,932	$21,794

Net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholders:
Basic	$0.84	$0.27	$3.15	$1.42
Diluted	$0.84	$0.27	$3.13	$1.41

Weighted average common shares outstanding:
Basic	15,572	15,427	15,531	15,396
Diluted	15,663	15,530	15,619	15,495

(a)     Certain reclassifications have been made to prior period amounts to conform to the current presentation

Table 3

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Year Ended December 31,
	2012	2011

Net income	$53,167	$21,897
Depreciation and amortization	105,487	104,159
Change in operating assets and liabilities	13,294	(38,006)
Other	15,523	44,553

Net cash provided by operating activities	187,471	132,603

Capital expenditures	(77,421)	(101,401)
Cash acquired in business combinations	—	4,087
Other	15,163	1,667

Net cash used by investing activities	(62,258)	(95,647)

Borrowings under credit facility	321,378	137,069
Principal repayments of long-term debt	(335,327)	(146,361)
Payments of debt issuance costs	(3,564)	(1,037)
Dividends paid on common stock	(18,491)	(13,703)
Distributions to non-controlling interests	(3,389)	(2,814)
Other	2,092	1,295

Net cash used by financing activities	(37,301)	(25,551)

Net change in cash and cash equivalents	87,912	11,405

Cash and cash equivalents, beginning of period	48,735	37,330

Cash and cash equivalents, end of period	$136,647	$48,735

Table 4

ATLANTIC TELE-NETWORK, INC.

Operating Data for U.S. Retail Wireless Operations

Three Months Ended:	DEC 2011	MAR 2012	JUN 2012	SEP 2012	DEC 2012

Beginning Subscribers	592,620	579,716	578,585	583,547	585,418
Prepay	123,157	121,688	130,981	141,452	153,108
Postpay	469,463	458,028	447,604	442,095	432,310

Gross Additions	46,757	54,837	55,448	66,539	69,719
Prepay	22,639	32,372	31,868	40,779	39,843
Postpay	24,118	22,465	23,580	25,760	29,876

Net Additions	(12,904)	(1,131)	4,962	1,871	2,348
Prepay	(1,469)	9,293	10,471	11,656	9,548
Postpay	(11,435)	(10,424)	(5,509)	(9,785)	(7,200)

Ending Subscribers	579,716	578,585	583,547	585,418	587,766
Prepay	121,688	130,981	141,452	153,108	162,656
Postpay	458,028	447,604	442,095	432,310	425,110

ATLANTIC TELE-NETWORK, INC.

U.S. Retail Wireless Operations Key Performance Indicators

Three Months Ended:	DEC 2011	MAR 2012	JUN 2012	SEP 2012	DEC 2012

Average Subscribers (weighted monthly)	583,470	578,531	580,441	583,607	585,519

Monthly Average Revenues per Subscriber/Unit (ARPU)

• Subscriber ARPU	$48.56	$49.36	$47.63	$46.87	$46.79

• Postpaid Subscriber ARPU	$54.43	$54.15	$53.96	$54.52	$55.16

Monthly Postpay Subscriber Churn	2.55%	2.41%	2.18%	2.70%	2.88%

Monthly Blended Subscriber Churn	3.40%	3.22%	2.90%	3.70%	3.84%

Table 5

ATLANTIC TELE-NETWORK, INC.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income to Adjusted EBITDA for the Three Months Ended December, 2011 and 2012

Three Months Ended December 31, 2011

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders						$4,146
Net loss attributable to non-controlling interests, net of tax						(763)
Income taxes						4,494
Equity in earnings of unconsolidated affiliates						(1,545)
Other income						(266)
Interest expense, net						4,873
Operating income (loss)	$12,888	$7,078	$(4,865)	$355	$(4,517)	$10,939
Depreciation and amortization	18,918	4,448	2,843	808	239	27,256
Acquisition-related charges	—	—	—	—	108	108
Impairment of intangible assets	—	—	2,425	—	—	2,425
Adjusted EBITDA	$31,806	$11,526	$403	$1,163	$(4,170)	$40,728

Three Months Ended December 31, 2012

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders						$13,116
Net income attributable to non-controlling interests, net of tax						1,335
Income taxes						14,184
Equity in earnings of unconsolidated affiliates						(524)
Other income						(2,478)
Interest expense, net						2,966
Operating income (loss)	$30,383	$6,230	$(2,999)	$(826)	$(4,189)	$28,599
Depreciation and amortization	17,558	4,539	2,623	725	388	25,833
Acquisition-related charges	861	—	—	—	—	861
Impairment of intangible assets	—	—	3,350	—	—	3,350
Gain on disposition of long-lived assets	(11,605)	—	—	—	—	(11,605)
Adjusted EBITDA	$37,197	$10,769	$2,974	$(101)	$(3,801)	$47,038

Reconciliation of Net Income to Adjusted EBITDA for the Year Ended December 31, 2011 and 2012

Year Ended December 31, 2011

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders						$21,794
Net income attributable to non-controlling interests, net of tax						103
Income taxes						20,569
Equity in earnings of unconsolidated affiliates						(3,029)
Other income						(1,114)
Interest expense, net						16,928
Operating income (loss)	$56,664	$26,734	$(10,153)	$255	$(18,249)	$55,251
Depreciation and amortization	72,106	18,058	9,914	3,182	899	104,159
Acquisition-related charges	—	—	218	—	554	772
Impairment of intangible assets	—	—	2,425	—	—	2,425
Gain on disposition of long-lived assets	(2,397)	—	—	—	—	(2,397)
Adjusted EBITDA	$126,373	$44,792	$2,404	$3,437	$(16,796)	$160,210

Year Ended December 31, 2012

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders						$48,932
Net income attributable to non-controlling interests, net of tax						4,235
Income taxes						38,457
Equity in earnings of unconsolidated affiliates						(3,535)
Other income						(2,346)
Interest expense, net						13,718
Operating income (loss)	$101,677	$23,203	$(3,263)	$(2,481)	$(19,675)	$99,461
Depreciation and amortization	72,338	17,963	11,067	2,860	1,259	105,487
Acquisition-related charges	861	—	—	—	7	868
Impairment of intangible assets	—	—	3,350	—	—	3,350
Gain on disposition of long-lived assets	(11,605)	—	—	—	—	(11,605)
Adjusted EBITDA	$163,271	$41,166	$11,154	$379	$(18,409)	$197,561

Reconciliation of Operating Income to Adjusted EBITDA for the Alltel Business

	For the Three Months Ended December 31, 2012	For the Year Ended December 31, 2012

Operating income	$7,127	$41,387
Depreciation and amortization	13,885	56,266
Acquisition-related charges	861	861
Adjusted EBITDA	$21,873	$98,514